Exhibit Relating to Item 77(c) of Form N-DAR for DTF Tax-Free Income Inc. (the "Fund") for the fiscal year ended October 31, 2004


?	The Annual Meeting of the Fund's shareholders was held on May
20, 2004. At such meeting the shareholders approved the election of directors. Pursuant to Instruction 2 to this Sub-Item, Information as to the matters has not been included in this Attachment.